EXHIBIT 99.1

Contacts:

Scott M. Tsujita (Investors) Hypercom Corporation 480.642.5161 stsujita@hypercom.com	Pete Schuddekopf (Media) Hypercom Corporation 480.642.5383 pschuddekopf@hypercom.com

FOR IMMEDIATE RELEASE

Hypercom Announces Availability of First Quarter 2011 Financial Results

•	Revenue increased over 20% year-over-year to $119.3 million

SCOTTSDALE, Ariz., May 9, 2011 -- Hypercom Corporation (NYSE: HYC), the high security electronic payment and digital transactions solutions provider, today announced the availability of its financial results for the first quarter ended March 31, 2011.

Net revenue for the three months ended March 31, 2011 was $119.3 million, up $20.5 million or 20.7% compared to $98.8 million in the first quarter of 2010.

"I am extremely pleased with the Company’s revenue growth during the quarter.  Global demand for Hypercom products and services continued to be strong and we expect demand to continue after the closing of our merger with VeriFone Systems, Inc.,” said Philippe Tartavull, Chief Executive Officer and President. “We continue to see a transformation of the payments industry driven by mobile payments and supported by our NFC capabilities. Hypercom continues to develop strong strategic partnerships with the key entrants into this rapidly developing NFC ecosystem. I am also pleased that the planned merger is on schedule for the second half of the year."

As previously announced, Hypercom has entered into a definitive merger agreement pursuant to which VeriFone Systems, Inc. will acquire Hypercom in an all-stock transaction. The transaction, which was approved by Hypercom stockholders on February 24, 2011, is anticipated to close in the second half of 2011, subject to the satisfaction of applicable regulatory approvals and other customary closing conditions.

Due to the pending merger with VeriFone, Hypercom will not hold a conference call to discuss its first quarter financial results. We direct your attention to the Company's Form 10-Q which it filed with the Securities and Exchange Commission today that contains Hypercom’s financial results for the first quarter ended March 31, 2011, as well as other material information.

Additional Information and Where You Can Find It

A copy of Hypercom's 10-Q filing may be obtained without charge from Hypercom at Hypercom's website (www.hypercom.com) or by directing a request in writing to Hypercom Corporation, Attention: Investor Relations, 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260, by phone to (480) 642-5000 or by email to stsujita@hypercom.com.

About Hypercom

Global payment technology leader Hypercom Corporation delivers a full suite of high security, end-to-end electronic payment products, software solutions and services. The Company's solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, petroleum, healthcare, prepaid, self-service and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits. Hypercom is a founding member of the Secure POS Vendor Alliance (SPVA) and is the second largest provider of electronic payment solutions and services in Western Europe and third largest provider globally.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements that are subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "estimate," "will," "intend," "project," and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom's anticipated financial performance; projections regarding future revenue, gross margins, operating expenses, product and service margins, operating income, net income, cash flows, and gains or losses from discontinued operations; the timing, performance, certifications, and market acceptance of new products; the benefits realized from the utilization of contract manufacturers of the Company's products; and the development and success of broader distribution channels. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the severity and duration of the current economic and financial conditions; the state of the electronic payments industry and competition within the industry; the level of demand and performance of the major industries we serve, including but not limited to the banking sector; the commercial feasibility and acceptance of new products, services and market development initiatives; our ability to successfully penetrate the vertical and geographic markets that we have targeted; our ability to improve our cost structure, including reducing our product and operating costs; our ability to develop more recurring revenue streams; our ability to successfully manage our contract manufacturers and our joint development manufacturing model, including the impact on inventories; our ability to allocate research and development resources to new product and service offerings; our ability to remain compliant with and provide transaction security as required by relevant industry standards and government regulations; our ability to increase market share and our competitive strength; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of reserves for assets and obligations exposed to revaluation; our ability to successfully expand our business and increase revenue; our ability to manage increased costs, maintain or grow our revenue, and other risks associated with the Company being merged with and into VeriFone Systems, Inc. as contemplated by a definitive merger agreement between the two companies; our ability to effectively manage our exposure to foreign currency exchange rate fluctuations; our ability to sustain our current income tax structure; the impact of current and future litigation matters on our business; our ability to fund our projected liquidity needs and pay down outstanding debt obligations from cash flow from operations and our current cash reserves; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

Any forward-looking statements or projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update this information, since Hypercom will only provide guidance at certain points, if at all during the year. Such information speaks only as of the date of this press release.

Hypercom does not endorse any projections regarding its future performance that may be made by third parties.

Hypercom is a registered trademark of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners. HYCP